Exhibit 2.1

ACQUISITION AGREEMENT AND PLAN OF MERGER

This ACQUISITION AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into on this day of May      , 2015, by and among LightTouch Vein & Laser, Inc., a corporation incorporated under the laws of the State of Nevada (the “Parent”), Grow Solutions Acquisition LLC, a limited liability company organized under the laws of the State of Colorado and a wholly-owned subsidiary of the Parent (the “Merger Sub”), One Love Garden Supply LLC, a limited liability company organized under the laws of the State of Colorado (“OneLove”), and all of the members of OneLove set forth on Schedule I attached hereto (the “Members”).

W I T N E S S E T H:

WHEREAS, the Parent is a corporation incorporated under the laws of the State of Nevada pursuant to Articles of Incorporation filed with the Nevada Secretary of State on May 1, 1981 (the “Articles of Incorporation”);

WHEREAS, the Merger Sub is a single member limited liability company and wholly owned subsidiary of Parent, formed under the laws of the State of Colorado pursuant to Articles of Organization filed with the Colorado Secretary of State on April 13, 2015;

WHEREAS, OneLove was formed under the laws of the State of Colorado pursuant to Articles of Organization filed with the Colorado Secretary of State on June 1, 2010;

WHEREAS, the Members currently own all of the issued and outstanding OneLove Membership Interests (as defined herein) as set forth on Schedule I attached hereto;

WHEREAS, the Board of Directors of the Parent (the “Board”), and the Merger Sub Manager have each determined that a merger of Merger Sub with and into OneLove (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, is in the best interests of the Parent, the Merger Sub and the respective shareholders and member thereof, and as such, the respective Boards of Directors and Merger Sub Manager of each have approved the Merger;

WHEREAS, the Members of OneLove have determined that the Merger, upon the terms and subject to the conditions set forth in this Agreement, is in the best interests of the Members and the Members have approved the Merger;

WHEREAS, the Parent, Merger Sub, OneLove and the Members desire to make certain representations, warranties, covenants and agreements in connection with the Merger, as well as prescribe various conditions precedent to the effectiveness of the Merger;

WHEREAS, for federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be a tax free exchange;

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I.

DEFINITIONS

When used in this Agreement (and any Exhibits and Schedules in which terms are not otherwise defined), the following terms shall have the following meanings:

1.01 Common Stock. “Common Stock” shall mean the outstanding shares of common stock, $0.001 par value, of Parent.

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1.02 Closing. “Closing” and “Closing Date” shall mean the closing of the transactions contemplated by this Agreement.

1.03 Effective Time. “Effective Time” shall mean the date of which the Statement of Merger (as defined below) is properly filed with the Secretary of State of the State of Colorado (the “Secretary of State”), as required under the applicable provisions of the law of such jurisdictions, or at such other time as is permissible in accordance with the Colorado Corporation Code (“CCC”).

1.04 Holder. “Holder” shall mean any person owning or having the right to acquire Registrable Securities (as defined below) or any permitted transferee of a Holder.

1.05 Liens. “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

1.06 Material Adverse Change; Material Adverse Effect. “Material Adverse Change” or “Material Adverse Effect” means, when used in connection with OneLove, Parent or Merger Sub, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party taken as a whole.

1.07 Merger Sub Manager. “Merger Sub Manager” shall mean the sole member of the Merger Sub responsible for management of the Merger Sub’s business affairs.

1.08 Merger Sub Membership Interests. “Merger Sub Membership Interests” shall mean the membership interests of Grow Solutions Acquisition LLC.

1.09 OneLove Managers. “OneLove Managers” shall mean the Members of OneLove responsible for management of OneLove’s business affairs.

1.10 OneLove Membership Interests. “OneLove Membership Interests” shall mean the membership interests of One Love Garden Supply LLC.

1.11 Person. “Person” shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

1.12 Register, Registered and Registration. “Register,” “Registered,” and “Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act (as defined herein), and the declaration or order of effectiveness of such registration statement or document.

1.13 Registrable Securities. “Registrable Securities” shall mean the 1,450,000 shares of common stock issued by the Parent to the Members in accordance with Schedule I attached hereto; provided, however, that securities shall only be treated as Registrable Securities if and only for so long as they (i) have not been disposed of pursuant to a registration statement declared effective by the U.S. Securities and Exchange Commission (“SEC”); (ii) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale; (iii) are held by a Holder or a permitted transferee of a Holder; and (iv) may not be disposed of under Rule 144 under the Securities Act without restriction.

1.14 Statement of Merger. “Statement of Merger” shall mean the Statement of Merger in substantially the form attached to this Agreement as Exhibit A and to be filed with the Secretary of State of the State of Colorado.

1.15 Subsidiary. A “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests) is owned directly or indirectly by such first person.

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1.16 Surviving Company. “Surviving Company” shall have the meaning set forth in Section 2.01.

1.17 Tax Return. “Tax Return” shall include all returns and reports including elections, declarations, disclosures, schedules, estimates and information returns (including Form 1099 and partnership returns filed on Form 1065, as applicable) required to be supplied to a tax authority relating to taxes.

ARTICLE II.

THE MERGER

2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, the Statement of Merger and in accordance with the CCC, OneLove shall be merged with and into Merger Sub at the Effective Time of the Merger. At the Effective Time of the Merger, the Merger Sub shall merge with and into OneLove, and OneLove shall continue as a subsidiary of the Parent, and shall continue its corporate existence under the laws of the State of Colorado (the “Surviving Company”).

2.02 Effective Time. The Merger shall become effective on the date and at the time the Statement of Merger is filed with the Secretary of State in accordance with provisions of the CCC, or at such other time as is permissible in accordance with the CCC. The time at which the Merger shall become effective as aforesaid is referred to hereinafter as the “Effective Time.”

2.03 Closing. The closing of the Merger (the “Closing”) shall occur concurrently with the Effective Time (the “Closing Date”). The Closing shall occur at the offices of Lucosky Brookman LLP, 101 Wood Avenue South, 5th Floor, Woodbridge, NJ, 08830, unless another place is agreed to in writing by the parties hereto.

2.04 Manner and Basis of Converting Shares.

(a) All of the OneLove Membership Interests that shall be outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive One Million Four Hundred Fifty Thousand (1,450,000) Merger Sub Membership Interests, which will immediately thereafter be exchanged for One Million Four Hundred Fifty Thousand (1,450,000) shares of Common Stock of the Parent, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding OneLove Membership Interests and the Members shall have received One Million Four Hundred Fifty Thousand (1,450,000) shares of the Common Stock of Parent in accordance with Schedule I attached hereto for all of the OneLove Membership Interests owned immediately prior to the Effective Time.

(b)  Prior to the Effective Time, the members of the Merger Sub shall surrender certificates, if applicable, evidencing one hundred percent (100%) of the Merger Sub Membership Interests.  As of the Effective Time, all Merger Sub Membership Interests issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and exchanged for shares of Common Stock of the Parent and simultaneously therewith the Parent will issue and deliver One Million Four Hundred Fifty Thousand (1,450,000) shares of its Common Stock to the Merger Sub representing the shares to be issued in exchange for one hundred percent (100%) of the OneLove Membership Interests.

(c) The OneLove Membership Interests, which immediately prior to the Effective Time constitutes all of the issued and outstanding membership interests of OneLove beneficially owned by the Members listed on Schedule I attached hereto, shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive One Million Four Hundred Fifty Thousand (1,450,000) shares of Common Stock of the Parent for all of the OneLove Membership Interests.  The Merger Sub will issue to the Members, as of the Effective Time, One Million Four Hundred Fifty Thousand (1,450,000) shares of the Parent’s Common Stock, in exchange for all of the OneLove Membership Interests in accordance with Schedule I attached hereto.

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(d) Parent shall issue to each Member the number of shares of Common Stock of the Parent that such stockholder shall be entitled to receive as set forth on Schedule I attached hereto.  To the extent that any certificates evidencing shares of the OneLove Membership Interests were issued prior to the Effective Time, each such certificate or an affidavit and indemnification in form reasonably acceptable to counsel for the Parent stating that such stockholder has lost such certificate(s) must be surrendered or delivered to Parent, as the case may be, and all such shares shall be deemed at and after the Effective Time to have no value.

2.05 Effective Date of Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article IV, the parties shall file the Statement of Merger with the Secretary of State executed in accordance with the relevant provisions of the CCC and shall make all other filings or recordings required thereunder. The Merger shall become effective at such date as the Statement of Merger is duly filed with the Secretary of State, or at such other time as is permissible in accordance with the CCC and OneLove shall agree (the time the Merger becomes effective being the “Effective Time of the Merger”). Parent shall use reasonable efforts to have the Closing Date and the Effective Time of the Merger to be the same day.

2.06 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the CCC.

2.07 Articles of Incorporation; Bylaws; Purposes.

(a) The Articles of Incorporation of the Parent in effect immediately prior to the Effective Time of the Merger shall be the Articles of Incorporation of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

(b) The Bylaws of the Parent in effect at the Effective Time of the Merger shall be the Bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

(c) The purposes of the Surviving Company and the total number of its authorized common stock shall be as set forth in the Articles of Incorporation of the Parent in effect immediately prior to the Effective Time of the Merger until such time as such purposes and such number may be amended as provided in the Articles of Incorporation of the Surviving Company and by applicable law.

ARTICLE III.

EFFECT OF THE MERGER ON THE COMMON STOCK

AND THE GOVERNANCE OF THE CONSTITUENT CORPORATIONS

3.01 Effect on Common Stock and Consideration. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the Members holding the OneLove Membership Interests:

(a) Exchange. All of the OneLove Membership Interests issued and outstanding immediately prior to the Effective Time of the Merger shall be converted so that approximately One Million Four Hundred Fifty Thousand (1,450,000) Merger Sub Membership Interests are issued for all of the OneLove Membership Interests held (the “Merger Consideration”) and shall subsequently be exchanged for Parent’s Common Stock at a ratio of one-to-one (1:1) (the “Exchange Ratio”). For purposes of illustration, the Members currently own One Thousand (1,000) OneLove Membership Interests which will be converted in exchange for One Million Four Hundred Fifty Thousand (1,450,000) of the Merger Sub Membership Interests and subsequently One Million Four Hundred Fifty Thousand (1,450,000) shares of the Parent’s Common Stock in accordance with Schedule I attached hereto (the “Shares”).

(b) Additional Consideration. In addition to the Merger Consideration as set forth in Section 3.01(a) herein, on the terms and subject to the conditions set forth in this Agreement, the Members shall assign, transfer and deliver, free and clear of all Liens, all of the OneLove Membership Interests, in exchange for (i) Two Hundred Thousand and No/100 United States Dollars (US$200,000), and (ii) a promissory note in the aggregate principal amount of Fifty Thousand and No/100 United States Dollars (US$50,000) issued by OneLove in favor of the Members in the form attached hereto as Exhibit B. Collectively, (i) and (ii) the “Boot” shall be less than 60% of the total consideration of the Merger.

(c) Options and Warrants. As of the date hereof, there are no outstanding options or warrants to purchase OneLove Membership Interests.

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(d) Fractional Stock. No fractional shares of Common Stock shall be issued in the Merger. If the product of the number of OneLove Membership Interests a Member holds immediately prior to the Closing would result in the issuance of a fractional Merger Sub Membership Interest, that product will be rounded down to the nearest whole number of Merger Sub Membership Interests if it is equal to or less than the fraction of one-half (.5) of one Merger Sub Membership Interest or round up to the nearest whole number of Merger Sub Membership Interests if it is greater than the fraction of one-half (.5) of one Merger Sub Membership Interest.

(e) Transaction Disclosure. The officers and directors of Parent existing prior to the Effective Time shall cooperate and sign an undertaking to assist the Surviving Company in all respects disclosing the transactions set forth herein and other information required by the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(f) No Further Certificates. There shall be no further transfer on the records of OneLove of certificates representing OneLove Membership Interests and there shall be no further transfer on the records of the Merger Sub of certificates representing securities of the Merger Sub following the Effective Time of the Merger. If any certificate for shares of Common Stock is to be issued in a name other than that in which the certificate for Merger Sub’s or OneLove’s securities surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Parent or its transfer agent any transfer or other taxes or other costs required by reason of the issuance of certificates for such shares of Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Parent or its transfer agent that all taxes have been paid.

(g) No Further Ownership Rights in OneLove Membership Interests. All shares of Common Stock of the Parent issued upon the surrender of OneLove Membership Interests in accordance with the terms of this Article III shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the OneLove Membership Interests.

(h) Governance. The Merger shall have no effect on the Board of Directors of the Parent. Subject to annual shareholder votes, the composition of the Board of Directors of the Parent and the One Love Managers will remain identical thereafter.

ARTICLE IV.

CONDITIONS PRECEDENT TO THE OBLIGATION

OF PARENT AND MERGER SUB TO EFFECT THE MERGER

The obligation of Parent to effect the Merger is subject, at the option of Parent, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Parent in writing:

4.01 Representations and Covenants. The representations and warranties of OneLove contained in this Agreement shall be true in all respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. OneLove shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by OneLove on or prior to the Closing Date.

4.02 Governmental Permits and Approvals in Corporate Resolutions. Any and all permits and approvals from any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained. The OneLove Managers and Members shall have each approved the transactions contemplated by this Agreement, and OneLove shall have delivered to the Parent resolutions by the OneLove Managers and Members each certified by a Member of OneLove, as applicable, authorizing the transactions contemplated by this Agreement.

4.03 Satisfactory Business Review. Parent and its representatives shall have completed the review of the business of OneLove and none of the information revealed thereby and/or delivered to Parent prior to the Closing Date has resulted in, or in the opinion of them may result in, an adverse change in the assets, properties, business, operations or condition (financial or otherwise) of OneLove.

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4.04 No Material Adverse Change. Between the date of this Agreement and the Closing Date: (a) there shall have been no Material Adverse Change to OneLove or its business, financial position, or results of operation excluding events which affect companies businesses generally; (b) there shall have been no adverse federal, state, or local legislative or regulatory change affecting in any material respect the services, products or business of OneLove; and (c) none of the properties or assets of OneLove or its subsidiaries (if any) shall be damaged by fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which damage may, in the opinion of Parent have a Material Adverse Effect on OneLove.

4.05 Litigation. No action, suit, or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body, to restrain, modify or prevent the carrying out of the transactions contemplated hereby, or to seek damages or a discovery order in connection with such transactions, or which has or may have, in the opinion of Parent, a Material Adverse Effect on the assets, properties, business, operations, or condition (financial or otherwise) of OneLove.

4.06 Review of Financial Statements. Parent’s designated representatives shall complete a satisfactory review of financial statements of OneLove immediately prior to Closing in accordance with the provisions herein.

4.07 Financial Condition. Merger Sub shall have no assets and no liabilities at the time of Closing.

4.08 Merger Sub Operations. Merger Sub shall have conducted no operations, had no activity and have not issued or undertaken any obligation to issue any securities of any nature other than in connection with the Merger as set forth herein.

4.09 Other Documents. OneLove shall have delivered such other documents, instruments, and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement or which may reasonably be requested by Parent in furtherance of the provisions of this Agreement, including, but not limited to, the documents, instruments and certificates contained in Article V hereof.

4.10 Agreement. The OneLove Managers and Members shall have delivered to Parent duly executed copies of this Agreement and the Statement of Merger as required by applicable law.

4.11 OneLove Manager and Member Approval. This Agreement and the transactions contemplated by this Agreement shall have been approved by one hundred percent (100%) of the OneLove Managers and Members.

4.12 Other Legal Requirements. All statutory and other legal requirements for the valid consummation of the Merger shall have been fulfilled. No law or regulation shall have passed or been enacted that would prevent the consummation of the transactions contemplated by this Agreement.

ARTICLE V.

DOCUMENTS TO BE DELIVERED TO PARENT

BY ONELOVE

5.01 Documents. The following documents shall be delivered to the Parent by OneLove prior to closing:

(a) Certified copies of resolutions of the OneLove Managers and Members approving and authorizing the execution, delivery and performance of this Agreement and authorizing all of the necessary and proper action to enable OneLove to comply with the terms of this Agreement.

(b) The corporate book of OneLove.

(c) A list of the authorized and outstanding securities of OneLove certified by its Managers.

(d) A list of the OneLove Managers and Members.

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(e) Certified copies of the Certificate of Formation and the Operating Agreement currently in effect of OneLove.

(f) Copies of all contracts, agreements or commitments in which OneLove is a party.

(g) A list of all fringe benefit plans and programs applying to employees of OneLove including but not limited to, pension, profit sharing, life insurance, medical, bonus, incentive and similar plans and the approximate annual cost of each.

(h) A list of all employees of OneLove.

(i) A list of all letters, patents, patent applications, inventions upon which patent application have not yet been filed, trade names, trademarks, trademark registrations and applications, copyrights, copyright registrations, both domestic and foreign presently owned by OneLove together with the corporate owner, if any.

(j) Copies of all financing or loan agreements, mortgages or similar agreements to which OneLove are a party.

(k) Copies of all powers of attorney granted by OneLove.

(l) A list of any insurance policy owned by OneLove, with the name of the insurance carrier, the policy number, a brief description of the coverage, the annual premium, the corporate owner and any claims pending.

(m) Such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement or which may be requested by the Parent prior to the Closing Date.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

6.01 Representations and Warranties of OneLove and the Members. Except as otherwise disclosed by OneLove prior to the Closing Date, OneLove and the Members represent and warrant to Parent as follows:

(a) Organization, Standing and Corporate Power. OneLove is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite organizational power and authority to carry on its business as now being conducted. OneLove is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

(b) Subsidiaries. None.

(c) Capital Structure. The issued and outstanding shares of OneLove consists of One Thousand Membership Interests that are held by two (2) members as listed on the Company’s books and records and set forth on Schedule I attached hereto. OneLove has no other securities of any nature issued, reserved for issuance or outstanding. All outstanding OneLove Membership Interests are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(d) Authority; Non-contravention. OneLove has the requisite power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by OneLove and the consummation by OneLove of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of OneLove. This Agreement has been duly executed and delivered by OneLove and constitutes a valid and binding obligation of OneLove, enforceable against OneLove in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any material lien upon any of the properties or assets of OneLove, except, with respect to this Agreement, for the filing of the Statement of Merger with the Secretary of State.

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(e) Litigation; Labor Matters; Compliance with Laws.

(i) To the actual knowledge of OneLove’s Members, there is no suit, action or proceeding or investigation pending or threatened against or affecting OneLove or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or prevent, hinder or materially delay the ability of OneLove to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against OneLove having, or which, insofar as reasonably could be foreseen by OneLove, in the future could have, a Material Adverse Effect.

(ii) To the actual knowledge of the Members, the conduct of the business of OneLove complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(f) Absence of Certain Changes or Events. OneLove has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any Material Adverse Change with respect to OneLove; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to OneLove; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 7.01 without the prior consent of the Parent; (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of OneLove to consummate the transactions contemplated by this Agreement.

(g) Tax Returns and Tax Payments. OneLove has timely filed all tax returns required to be filed by it, have paid all taxes shown thereon to be due and have provided adequate reserves in their financial statements for any taxes that have not been paid, whether or not shown as being due on any returns. No material claim for unpaid taxes have been made or become a lien against the property of OneLove or is being asserted against OneLove, no audit of any tax return of OneLove is being conducted by a tax authority, and no extension of the statute of limitations on the assessment of any taxes has been granted by OneLove and is currently in effect.

(h) Environmental Matters. To the actual knowledge of OneLove, OneLove is in compliance with all applicable Environmental Laws except for such violation thereof would not have a Material Adverse Effect. “Environmental Laws” means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws.

(i) Material Contract Defaults. OneLove is not, or has not, received any notice or have any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default.  For purposes of this Agreement, a “Material Contract” means any contract, agreement or commitment that is effective as of the Closing Date to which OneLove is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring OneLove to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000 or more, including guarantees of such indebtedness, or (v) which, if breached by OneLove in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from OneLove or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(j) Properties. OneLove has good, clear and marketable titles to all the tangible properties and tangible assets owned by OneLove or acquired after the date thereof which are, individually or in the aggregate, material to OneLove’s business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

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(k) Trademarks and Related Contracts.

(i) Except as disclosed in this Agreement, OneLove (i) owns or has the right to use, free and clear of all Liens, claims and restrictions, all patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect to the foregoing used in or necessary for the conduct of its business as now conducted or proposed to be conducted without infringing upon or otherwise acting adversely to the right or claimed right of any Person under or with respect to any of the foregoing and (ii) is not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensor of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use thereof or in connection with the conduct of its business or otherwise.

(ii) OneLove owns and has the unrestricted right to use all trade secrets, if any, including know-how, negative know-how, formulas, patterns, programs, devices, methods, techniques, inventions, designs, processes, computer programs and technical data and all information that derives independent economic value, actual or potential, from not being generally known by competitors (collectively, “intellectual property”) required for or incident to the development, operation and sale of all products and services sold by OneLove, free and clear of any right, Lien or claim of others; provided, however, the possibility exists that other Persons, completely independent of OneLove or its employees or agents, could have developed intellectual property similar or identical to that of OneLove. Except as disclosed in the Agreement, the Members are not aware of any such development of substantially identical trade secrets or technical information by others.

(l) Certain Employee Payments. OneLove is not party to any employment agreement which could result in the payment to any current, former or future director or employee of OneLove of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(m) Undisclosed Liabilities. To its actual knowledge, OneLove does not have any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for those liabilities which arise under (a) liabilities shown on the Financial Statements (as defined below) on Schedule 6.01(p) attached hereto, (b) liabilities which have arisen since the date of the Financial Statements (as defined below) on Schedule 6.01(p) attached hereto in the ordinary course of business which do not exceed $5,000.00 in the aggregate and (c) contractual and other liabilities incurred in the ordinary course of business which are not required by GAAP to be reflected on a balance sheet.

(n) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of OneLove.

(o) Certain Business Relationships with Affiliates. No Affiliate of OneLove (a) owns any property or right, tangible or intangible, which is used in the business of OneLove, (b) has any claim or cause of action against OneLove, or (c) owes any money to, or is owed any money by OneLove.

(p) Financial Information. Attached hereto as Schedule 6.01(p) are the following financial statements of OneLove (collectively, the “Financial Statements”): (i) unaudited balance sheets as of March 31, 2015 (acquisition date) and May 1, 2015, (ii) tax category summary from March 1, 2015 through March 31, 2015, (iii) profit and loss from January 2015 through March 2015, (iv) inventory valuation as of March 31, 2015 (v) accounts receivable aging summary as of May 1, 2015 (vi) accounts payable aging summary as of May 1, 2015. To its actual knowledge, the Financial Statements were prepared in accordance with GAAP, are true and correct in all material respects as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of OneLove, which books and records are complete, and accurate.

The term “actual knowledge,” as used herein shall mean the actual current knowledge of the Members, without any duty of investigation or inquiry.

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6.02 Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each represent and warrant to OneLove as follows:

(a) Organization, Standing and Corporate Power of Parent. Parent is duly incorporated, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to carry on its business as now being conducted. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Parent.

(b) Organization, Standing and Corporate Power of Merger Sub. Merger Sub is (or at Closing will be) duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite corporate power and authority to carry on its business as now being conducted. Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect with respect to Parent.

(c) Subsidiaries.

(i) The Parent has no Subsidiaries other than the Merger Sub and Grow Solutions, Inc., a Delaware corporation (“Grow”). Merger Sub and Grow are entities duly organized, validly existing and in good standing under the laws of the jurisdiction of organization. The Merger Sub was formed solely to effectuate the Merger and has not conducted any business operations since its organization. As of April 28, 2015, Grow Solutions is the operating subsidiary of the Parent. The Parent has delivered or made available to OneLove complete and accurate copies of the charter, bylaws or other organizational documents of Grow and the Merger Sub. The Merger Sub has no assets, it has no liabilities or other obligations, and it is not in default under or in violation of any provision of its certificate of formation or other organizational documents. Grow and Merger Sub are owned by the Parent free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Parent, Grow or the Merger Sub is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any equity of the Merger Sub (except as contemplated by this Agreement). There are no outstanding membership interest appreciation, phantom equity or similar rights with respect to Grow or the Merger Sub. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any equity interests of Grow or the Merger Sub.

(ii) At all times through the date of this Agreement, the business and operations of the Parent have been conducted exclusively through the Parent and Grow.

(iii) The Parent does not control directly or indirectly or have any direct or indirect participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary.

(d) Capital Structure. The authorized capital stock of Parent consists of (i) 100,000,000 shares of common stock, $0.001 par value, of which 50,391,612 shares are issued and outstanding as of the date hereof, (ii) 25,000,000 shares of preferred stock, $0.001 par value, of which no shares are issued and outstanding as of the date hereof. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional Common Stock of Parent or other equity or voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent to repurchase, redeem or otherwise acquire or make any payment in respect of any Common Stock of the Parent or any other securities of Parent. There are no agreements or arrangements pursuant to which Parent is or could be required to register Parent’s Common Stock or other securities under the Securities Act or other agreements or arrangements with or among any holders of Parent or with respect to any securities of Parent. The official shareholders report delivered to OneLove from Parent’s transfer agent is complete and accurate in all respects.

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(e) Authority; Non-contravention. Parent and the Merger Sub have all requisite authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or “put” right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent or Merger Sub under, (i) the Articles of Incorporation or bylaws of Parent or Certificate of Formation or Operating Agreement of Merger Sub or the comparable charter or organizational documents of any other Subsidiary of Parent or Merger Sub, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Merger Sub or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Parent, Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a Material Adverse Effect with respect to Parent or Merger Sub or could not prevent, hinder or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any governmental entity is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for the filing of the Statement of Merger with the Secretary of State of the State of Colorado, as required, and such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the “blue sky” laws of various states.

(f) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or threatened against or affecting Parent or Merger Sub or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Parent or Merger Sub or prevent, hinder or materially delay the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Parent or Merger Sub having, or which, insofar as reasonably could be foreseen by Parent or Merger Sub, in the future could have, any such effect.

(ii) Parent and Merger Sub are not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a Material Adverse Effect with respect to Parent.

(iii) The conduct of the business of Parent and Merger Sub complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

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ARTICLE VII.

COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

7.01 Conduct of OneLove. From the date of this Agreement and until the Effective Time, or until the prior termination of this Agreement, OneLove shall not, unless mutually agreed to in writing:

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any lien or other encumbrance upon any of their respective assets or which will not be discharged in full prior to the Effective Time;

(b) sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) (i) directly or indirectly redeem, purchase or otherwise acquire to redeem, purchase or otherwise acquire any OneLove Membership Interests; (ii) issue or agree to issue any additional membership interests of, or options, warrants rights of any kind to acquire any Membership Interest of OneLove; or (iii) amend its Certificate of Formation or operating agreement, or split, combine or reclassify the outstanding OneLove Membership Interests or declare, set aside or pay any dividend payable in cash, securities or property or make any distribution with respect to any such securities.

(d) fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time;

(e) except for matters related to complaints by former employees related to wages, suffer or permit any Material Adverse Change to occur with respect to OneLove or their respective business or assets; or

(f) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.

ARTICLE VIII.

ADDITIONAL AGREEMENTS

8.01 Net Income Sharing Arrangement. All U.S. GAAP Net Income (“Net Income”) generated at the OneLove location in Boulder, Colorado from each sale of Dimlux lights (the “Designated Lights”) shall be allocated in the following manner:

Net Income	Allocation of Net Income from the sale of the Designated Lights
Under 5%	Parent receives entire Net Income
5% - 10%	Parent receives five percent (5%) of Net Income, Members receive amount of Net Income over five percent (5%)
More than 10%	Parent receives fifty percent (50%) of Net Income, Members receive fifty percent (50%) of Net Income

The Net Income Sharing Arrangement in this Section 8.01 shall be solely for the Designated Lights. Net Income generated from the sale of the Designated Lights shall not be included in Mr. Michael Leago’s bonus calculation pursuant to Section 7 of that certain Employment Agreement dated May 5, 2015, in the form attached hereto as Exhibit C.

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8.02 Access to Information; Confidentiality.

(a) Each party hereto shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to any other party and its representatives reasonable access during normal business hours during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records and, during such period, the parties shall, and shall cause each of its officers, employees and representatives to, furnish promptly to any other party all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of each party set forth herein and compliance by each party of its obligations hereunder, during the period prior to the Effective Time of the Merger, each party shall provide each other party and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable each party to confirm the accuracy of the representations and warranties of each other party set forth herein and compliance by each party of their obligations hereunder, and, during such period, cause its, officers, employees and representatives to, furnish promptly to each party upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, each party will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information concerning another party in strict confidence.

(b) No investigation pursuant to this Section 8.01 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

8.02 Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. The parties hereto will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required to transfer the assets and related liabilities of OneLove to the Surviving Company in the Merger, in connection with the transactions contemplated by this Agreement, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. The parties hereto shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Merger.

8.03 Public Announcements. The parties hereto will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties have to agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof except as may be required by applicable law or court process.

8.04 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

8.06 No Solicitation. No party shall authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving OneLove, Parent or Merger Sub, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Merger or which would or could be expected to dilute the benefits to OneLove of the transactions contemplated hereby. The parties hereto will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

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ARTICLE IX.

TERMINATION, AMENDMENT AND WAIVER

9.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger in the event of any of the following:

(a) by mutual written consent of Parent, Merger Sub, OneLove and the Members;

(b) by any party hereto, if any governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable;

(c) by OneLove, if a Material Adverse Change shall have occurred, in the sole discretion of OneLove, since the time in which the due diligence and other financial documentation was originally delivered to OneLove by the Majority Shareholder and the Closing Date;

(d) by Parent or Merger Sub, if OneLove willfully fails to perform in any material respect any of its material obligations under this Agreement;

(e) by OneLove, if Parent or Merger Sub willfully fails to perform in any material respect any of their respective obligations under this Agreement; and

(f) by OneLove if the due diligence investigation by OneLove of the Parent and Merger Sub is not satisfactory to OneLove in its sole discretion.

9.02 Effect of Termination. In the event of termination of this Agreement by any party as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Section 8.01 and Section 10.02. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

9.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.04 Extension; Waiver. Subject to Section 8.02 at any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement pursuant to Section 9.03 or an extension or waiver of this Agreement pursuant to Section 9.04 shall, in order to be effective, require in the case of Parent, Merger Sub or OneLove, action by the corporation’s Board of Directors or limited liability company’s Members and in the case of the Members, written authorization.

9.06 Return of Documents. In the event of termination of this Agreement for any reason, the parties will return to the other applicable party all of the other party’s documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. The parties will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party’s information kept confidential.

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ARTICLE X.

INDEMNIFICATION AND RELATED MATTERS

10.01 Survival of Representations and Warranties. The representations and warranties of the parties made in Article VI of this Agreement shall not survive beyond the two-year anniversary of the Effective Time.

10.02 Indemnification by the Members. The Members shall jointly and severally indemnify the Parent, Merger Sub, and the Surviving Company in respect of, and hold it harmless against, loss, liability, deficiency, damages, expense or cost (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or otherwise) (“Damages”) incurred or suffered by Parent, Merger Sub, and/or the Surviving Company resulting from:

(a) any misrepresentation, breach of warranty or failure to perform any covenant or agreement of OneLove or the Members contained in this Agreement;

(b) any claim by a Member or former Member of OneLove, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any OneLove Membership Interests; (ii) any rights under the Articles of Organization or operating agreement of OneLove; or (iii) any claim that his, her or its OneLove Membership Interests were wrongfully repurchased cancelled or reissued by OneLove.

The Members expressly acknowledge and agree that its indemnification pursuant to this Section is wholly independent of any other indemnity owed by any other party or any other remedy available to the Parent, Merger Sub and/or the Surviving Company (as applicable, the “Indemnitee”). The Indemnitee may enforce the indemnity provided herein independently of any other remedy the Indemnitee may have against any other party at any time, and it shall not be necessary for the Indemnitee to proceed upon or against and/or exhaust any other remedy before proceeding to enforce the indemnity provided herein. The Members expressly waive any right to require the Indemnitee to proceed against any other party and agrees that Indemnitee may proceed against the Members or any other party in such order as Indemnitee shall determine in its sole and absolute discretion. Indemnitee may file a separate action or actions against the Members, whether action is brought or prosecuted with respect to or against any other Person, or whether any other Person is joined in any such action or actions.

10.03 Notice of Indemnification. In the event that the Indemnitee shall threaten, assert or institute against the Members any claim or demand in respect of which payment may be sought, including, without limitation, pursuant to Section 10.02 hereof, the Indemnitee shall promptly cause written notice of the assertion of any such claim or demand (an “Indemnity Claim”) of which it has knowledge to be forwarded to the Members in accordance with Section 11.01.  Any notice of an Indemnity Claim shall state specifically the provision with respect to which the Indemnity Claim is made, the facts giving rise to such alleged basis for the Indemnity Claim, and the amount of the liability asserted against the Members.  Within ten (10) days of the receipt of such written notice, the Members shall notify the Indemnitee in writing of his intent to contest the Indemnity Claim or to accept liability thereunder. In the event that no written notice is received by the Indemnitee within ten (10) days of the original receipt by the Members of the written notice of the Indemnity Claim, the Members hereby acknowledge and agree to accept liability as proposed in the Indemnity Claim.

ARTICLE XI.

REGISTRATION RIGHTS

11.01 Demand Registration. If at any time after the first anniversary of the date of this Agreement, the Parent shall receive a written request from the Holders of at least 25% of the then outstanding Registrable Securities that the Parent file a registration statement under the Securities Act covering the registration of at least 25% of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $3,000,000), then the Parent shall:

(a) promptly notify each Holder that such registration statement will be filed and that the Registrable Securities then held by such Holder will be included in such registration statement at such Holder’s request and provide a date, not less than 20 days from such notice by the Parent, of the date by which the Parent must receive notice that a Holder requests that the Holder’s Registrable Securities be included;

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(b) use its best efforts to effect, as soon as practicable, and in any event within ninety (90) calendar days of the receipt of such request, the effective registration under the Act of all Registrable Securities which the Holders request to be registered; and

(c) take all other reasonable action necessary under any federal or state law or regulation of any governmental authority to permit all such Registrable Securities that have been issued to such Holder to be sold or otherwise disposed of, and will maintain such compliance with each such federal and state law and regulation of any governmental authority for the period necessary for such Holder to promptly effect the proposed sale or other disposition.

(d) the Parent shall not be required to effect more than one registration (other than on Form S-3) of the Registrable Securities under this subsection (b).

11.02 Piggyback Registration. The Parent agrees that if, at any time, and from time to time, the Board shall authorize the filing of a registration statement under the Securities Act (other than a registration statement on Form S-8, Form S-4 or any other form that does not include substantially the same information as would be required in a form for the general registration of securities) in connection with the proposed offer of any of its securities by it or any of its stockholders, the Parent shall: (A) promptly notify each Holder that such registration statement will be filed and that the Registrable Securities then held by such Holder will be included in such registration statement at such Holder’s request; (B) cause such registration statement to cover all of such Registrable Securities issued to such Holder for which such Holder requests inclusion; (C) use its best efforts to cause such registration statement to become effective as soon as practicable; and (D) take all other reasonable action necessary under any federal or state law or regulation of any governmental authority to permit all such Registrable Securities that have been issued to such Holder to be sold or otherwise disposed of, and will maintain such compliance with each such federal and state law and regulation of any governmental authority for the period necessary for such Holder to promptly effect the proposed sale or other disposition.

(a) Notwithstanding any other provision of this subsection (c), the Parent may at any time, abandon or delay any registration commenced by the Parent. In the event of such an abandonment by the Parent, the Parent shall not be required to continue registration of shares requested by the Holder for inclusion, the Holder shall retain the right to request inclusion of shares as set forth above and the withdrawn registration shall not be deemed to be a registration request for the purposes of subsection (c)(3) below.

(b) Each Holder shall have the right to request inclusion of any of its Registrable Securities in a registration statement as described in this subsection (c), up to four times.

11.03 Registration Procedures. Whenever required under this Agreement to include Registrable Securities in a Parent any registration statement, the Parent shall further:

(a) Use best efforts to, during the period that such registration statement is required to be maintained hereunder, prepare and file such post-effective amendments and supplements thereto as may be required by the Securities Act and the rules and regulations thereunder or otherwise to ensure that the registration statement does not contain any untrue statement of material fact or omit to state a fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading; provided, however, that if applicable rules under the Securities Act governing the obligation to file a post-effective amendment permits, in lieu of filing a post-effective amendment that (i) includes any prospectus required by Section 10(a)(3) of the Securities Act or (ii) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the Parent may incorporate by reference information required to be included in (i) and (ii) above to the extent such information is contained in periodic reports filed pursuant to Section 13 or 15(d) of the Exchange Act in the registration statement.

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(b) Prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c) Make available for inspection upon reasonable notice during the Parent’s regular business hours by each selling Holder (“Selling Holder”), any underwriter participating in any distribution pursuant to such registration statement, and any attorney, accountant or other agent retained by such Selling Holder or underwriter, all financial and other records, pertinent corporate documents and properties of the Parent, and cause the Parent’s officers, directors and employees to supply all information reasonably requested by any such Selling Holder, underwriter, attorney, accountant or agent in connection with such registration statement.

(d) Furnish to the Selling Holders such numbers of copies of a final prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(e) Use best efforts to register and qualify the securities covered by such registration statement under such other federal or state securities laws of such jurisdictions as shall be reasonably requested by the Selling Holders; provided, however, that the Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Parent is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(f) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Selling Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(g) Notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, (i) when the registration statement or any post-effective amendment and supplement thereto has become effective; (ii) of the issuance by the SEC of any stop order or the initiation of proceedings for that purpose (in which event the Parent shall make every effort to obtain the withdrawal of any order suspending effectiveness of the registration statement at the earliest possible time or prevent the entry thereof); (iii) of the receipt by the Parent of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation of any proceeding for such purpose; and (iv) of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(h) Cause all such Registrable Securities registered hereunder to be listed on each securities exchange or quotation service on which similar securities issued by the Parent are then listed or quoted or, if no such similar securities are listed or quoted on a securities exchange or quotation service, apply for qualification and use best efforts to qualify such Registrable Securities for inclusion on the New York Stock Exchange, American Stock Exchange or listing on a quotation system of the Financial Industry Regulatory Authority or the National Association of Securities Dealers, Inc.

(i) Cooperate with the Selling Holders and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold, which certificates will not bear any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, shall request at least five business days prior to any sale of the Registrable Securities to the underwriters.

(j) In connection with an underwritten offering, cause the officers of the Parent to provide reasonable assistance in the preparation of, any “road show” presentation to potential investors as the managing underwriter may determine.

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(k) Comply with all applicable rules and regulations of the SEC and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than 50 calendar days after the end of any 3-month period (or 105 calendar days after the end of any 12-month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts underwritten offering, and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Parent, after the effective date of a registration statement, which statements shall cover said period.

(l) If the offering is underwritten and at the request of any Selling Holder, use its best efforts to furnish on the date that Registrable Securities are delivered to the underwriters for sale pursuant to such registration: (i) opinions dated such date of counsel representing the Parent for the purposes of such registration, addressed to the underwriters and the transfer agent for the Registrable Securities so delivered, respectively, to the effect that such registration statement has become effective under the Securities Act and such Registrable Securities are freely tradable, and covering such other matters as are customarily covered in opinions of issuer’s counsel delivered to underwriters and transfer agents in underwritten public offerings and (ii) a letter dated such date from the independent public accountants who have certified the financial statements of the Parent included in the registration statement or the prospectus, covering such matters as are customarily covered in accountants’ letters delivered to underwriters in underwritten public offerings.

11.03 Furnish Information. It shall be a condition precedent to the obligation of the Parent to take any action pursuant to this Agreement with respect to the Registrable Securities of any Selling Holder that such Holder shall furnish to the Parent such information regarding the Holder, the Registrable Securities held by the Holder, and the intended method of disposition of such securities as shall be reasonably required by the Parent to effect the registration of such Holder’s Registrable Securities.

11.04 Registration Expenses. The Parent shall bear and pay all registration expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to registrations pursuant to this Agreement for each Holder, but excluding underwriting discounts and commissions relating to Registrable Securities and excluding any professional fees or costs of accounting, financial or legal advisors to any of the Holders.

11.05 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Parent’s capital stock, the Parent shall not be required under this Agreement to include any of the Holders’ Registrable Securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Parent and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Parent. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Parent that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Parent shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders). For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder who is a holder of Registrable Securities and is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

11.06 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

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11.07 Indemnification. In the event that any Registrable Securities are included in a registration statement under this Agreement:

(a) To the extent permitted by law, the Parent will indemnify and hold harmless each Selling Holder, any underwriter (as defined in the Securities Act) for such Selling Holder and each person, if any, who controls such Selling Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, or the Exchange Act, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation by the Parent of the Securities Act, the Exchange Act, or any rule or regulation promulgated under the Securities Act, or the Exchange Act, and the Parent will pay to each such Selling Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Parent (which consent shall not be unreasonably withheld), nor shall the Parent be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Selling Holder, underwriter or controlling person.

(b) Promptly after receipt by an indemnified party under this subsection (i) of notice of the commencement of any action (including any governmental action), such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this subsection (i), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel selected by the indemnifying party and approved by the indemnified party (whose approval shall not be unreasonably withheld or delayed); provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this subsection (i), but the omission to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this subsection (i).

(c) The obligations of the Parent under this subsection (i) shall survive the completion or termination of the Offering.

11.08 Reports Under Securities Exchange Act of 1934. With a view to making available to the Holders the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Parent to the public without registration or pursuant to a registration on Form S-3 (or other applicable form), the Parent agrees to:

(a) file with the SEC all reports and other documents required of the Parent under the Securities Act and the Exchange Act; and

(b) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a copy of the most recent annual or quarterly report of the Parent and such other reports and documents so filed by the Parent, and (ii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

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11.09 Permitted Transferees. The rights to cause the Parent to register Registrable Securities granted to the Holders by the Parent under this Agreement may be assigned in full by a Holder in connection with a transfer by such Holder of its Registrable Securities if: (a) such Holder gives prior written notice to the Parent; (b) such transferee agrees to comply with the terms and provisions of this Agreement; (c) such transfer is otherwise in compliance with this Agreement; and (d) such transfer is otherwise effected in accordance with applicable securities laws. Except as specifically permitted by this subsection (k), the rights of a Holder with respect to Registrable Securities as set out herein shall not be transferable to any other Person, and any attempted transfer shall cause all rights of such Holder therein to be forfeited.

11.10 Termination of Registration Rights. The right of any Holder to request inclusion in any registration pursuant to this Agreement shall terminate if all shares of Registrable Securities held by such Holder may immediately be sold under Rule 144.

ARTICLE XII.

GENERAL PROVISIONS

11.01 Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

(a) if to Parent or Merger Sub prior to the Effective Time, to:

LightTouch Vein & Laser, Inc.

641 Lexington Avenue

New York, New York 10022

Telephone: (646)-863-6341

with a copy to (which shall not constitute notice):

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, New Jersey 08830

Telephone: (732) 395-4400

(b) if to Parent or Merger Sub after the Effective Time, to:

LightTouch Vein & Laser, Inc.

641 Lexington Avenue

New York, New York 10022

Telephone: (646)-863-6341

with a copy to (which shall not constitute notice):

Lucosky Brookman LLP

101 Wood Avenue South, 5th Floor

Woodbridge, New Jersey 08830

Telephone: (732) 395-4400

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(c) if to OneLove and/or the Surviving Company to:

One Love Garden Supply LLC

3620 Walnut Street

Boulder, CO 80301

Telephone: (303) 586-1715

with a copy to (which shall not constitute notice):

Black and LoBello

Attn: David G. LeGrand

_____Twain, Suite 300

Las Vegas, Nevada 89148

Telephone: (702) 218-6736

(d) if to the Members to:

One Love Garden Supply LLC

3620 Walnut Street

Boulder, CO 80301

Telephone: (303) 586-1715

11.02 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

11.03 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

11.04 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws. Any action brought by either party hereto against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New Jersey or in the federal courts located in the state of New Jersey. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties hereto agree to submit to the in person am jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

11.05 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

11.06 Further Assurances. From time to time after the date hereof and without further consideration from the Parent, Merger Sub or Surviving Company, the Members shall execute and deliver, or cause to be executed and delivered, to the Parent, Merger Sub or Surviving Company such further instruments of sale, assignment, transfer and delivery, and take such other action as the Parent may reasonably request in order to consummate the transactions contemplated hereby.

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11.07 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

11.08 Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties.

11.09 Time. Time is of the essence in the performance of the parties respective obligations herein contained.

11.10 Recitals, Disclosure Schedules and Exhibits. The Recitals, Disclosure Schedules and Exhibits to this Agreement are incorporated herein, by this reference, made a part hereof as if fully set forth herein.

[-signature page follows-]

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IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers to execute this Agreement as of the date first above written.

LIGHTTOUCH VEIN & LASER, INC. as Parent

By:
Name: Jeffrey Beverly
Title: President

GROW SOLUTIONS ACQUISITION LLC as Merger Sub

By:
\		Name: Jeffrey Beverly
Title: President

ONE LOVE GARDEN SUPPLY LLC as OneLove

By:
Name: Michael Leago
Title: President

MEMBERS

Micheal Leago, an individual

Ashley N. Hollo, an individual

[-signature page to the agreement-]

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SCHEDULE I

One Love Garden Supply Members	One Love Garden Supply Membership Interests Held	Common Stock of Parent Issued to Members
Michael Leago	300 Class A Units	435,000
Ashley N. Hollow	700 Class A Units	1,015,000

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SCHEDULE 6.01(p)

FINANACIAL STATEMENTS

(SEE ATTACHED)

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EXHIBIT A

STATEMENT OF MERGER

(SEE ATTACHED)

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EXHIBIT B

PROMISSORY NOTE

(SEE ATTACHED)

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EXHIBIT C

EMPLOYMENT AGREEMENT

(SEE ATTACHED)

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